NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

March 30, 2020	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director Corporate Development

MATTHEWS INTERNATIONAL ANNOUNCES RENEWAL OF CREDIT FACILITITES

PITTSBURGH, PA, MARCH 30, 2020- Matthews International Corporation (NASDAQ GSM: MATW) today announced that, on March 27, 2020, the Company renewed its domestic revolving credit facility and term loan. The Company also announced the renewal, on March 27, 2020, of its accounts receivable securitization facility.

The new revolving credit facility, which provides for borrowings up to $750 million, has a five-year term and is scheduled to mature in March 2025. In addition, the new term loan represents the remaining $35 million balance on the existing term loan. The timing of the new credit facilities reflects the Company’s routine process of renewing its credit facilities approximately one year prior to maturity. The existing revolving credit facility was scheduled to mature in April 2021. The Company reduced the revolving credit facility size from $900 million as the existing facility was put in place before the Company issued $300 million of senior notes in December 2017.

The new domestic credit facility generally maintains the interest rate structure of the existing facility. The new facility also provides for a temporary increase in the net leverage ratio covenant in light of current global economic conditions. In addition, the Company’s interest coverage ratio was revised to reflect adjusted EBITDA, rather than EBIT previously.

The Company also announced today the renewal of its $115 million accounts receivable securitization facility for a period of two years under substantially the same terms and conditions as the existing securitization facility.

In discussing the new facilities, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “We believe that the renewed facilities, combined with existing consolidated cash on hand, will provide the Company with adequate liquidity during these uncertain times.”

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or other disruptions to our industries, customers or supply chains, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

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